EXHIBIT 99.1

                              SETTLEMENT AGREEMENT

     THIS SETTLEMENT AGREEMENT (this "Agreement"), dated as of January 30, 1997, is by and among THE ASHTON TECHNOLOGY GROUP, INC., a Delaware corporation (the "Company"), UNIVERSAL TRADING TECHNOLOGIES CORPORATION, a Delaware corporation and a subsidiary of Ashton ("UTTC"), FREDRIC W. RITTEREISER ("Rittereiser"), THE DOVER GROUP, INC. ("Dover") and DAVID N. ROSENSAFT ("Rosensaft").

     WHEREAS, the Company and UTTC have engaged Rosensaft as a consultant to advise UTTC on, among other things, the implementation of the Universal Trading System with the Philadelphia Stock Exchange;

     WHEREAS, the Company, UTTC and Rosensaft executed a consulting agreement, dated as of January 19, 1996, (the "Consulting Agreement");

     WHEREAS, Rosensaft owns beneficially or otherwise 750,000 shares (the "Ashton Shares") of the outstanding common stock of the Company, par value $.01 per share;

     WHEREAS, Rosensaft owns beneficially or otherwise 333,333 shares (the "UTTC Shares") of the outstanding common stock of UTTC, par value $.01 per share, (the "UTTC Common Stock"); and

     WHEREAS, certain disputes have arisen among Rosensaft, on the one hand, and the Company, UTTC, Dover and Rittereiser, on the other, with respect to Rosensaft's relationship with the Company and UTTC and his role as a consultant to the Company and UTTC, and the parties have agreed to settle and resolve each and every dispute and to enter into certain agreements on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.1 Definitions. In addition to the terms elsewhere defined in this Agreement, the following terms when used in this Agreement shall have the following respective meanings, unless the context clearly indicates otherwise:

     "Affiliate" means, with respect to a Person, any other Person controlled by or, as of the date of this Agreement, controlling or under common control with, such Person. "Control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, the holding of proxies, by contract or otherwise.

     "Ashton Shares" is defined in the Recitals.

     "Consulting Agreement" is defined in the Recitals.

     "Person" means any individual, corporation, partnership, limited liability company or partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental entity or other entity or organization.

     "Promissory Note" shall mean the 9% promissory note due February 6, 1997 issued by Dover to Rosensaft on the date hereof in the principal amount of $60,000.

     "Purchase Price" shall mean the total purchase price of $2,000,000 for the Ashton Shares.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Subsidiaries" shall mean UTTC and Computer Science Innovations, Inc. and each corporation as to which the Company, directly or indirectly, owns a majority of the outstanding shares of stock or other ownership interests having


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voting power under  ordinary  circumstances  to elect a majority of directors of such corporation or other Persons performing similar functions for such entity.

     "Stock Purchase Agreement" shall mean the agreement attached hereto as Exhibit A by and among the Company, Rittereiser and Rosensaft for the sale and purchase of the Ashton Shares.

     "UTTC Common Stock" is defined in the Recitals.

     "UTTC Shares" is defined in the Recitals.

                                   ARTICLE II
                               TERMS OF AGREEMENT

     2.1 Consulting Agreement. Effective upon the payment in full of the Purchase Price to Rosensaft as provided for in the Stock Purchase Agreement, the Consulting Agreement shall be deemed to be void ab initio and all rights and obligations of the parties thereto shall cease to exist and be of no legal force or effect.

     2.2 Purchase and Sale of Ashton Shares. Simultaneously with the execution of this Agreement, the Company, Rittereiser and Rosensaft shall enter into the Stock Purchase Agreement.

     2.3 Registration Rights. Pursuant to the terms and subject to the conditions set forth in the Stock Purchase Agreement, the Company agrees to cause the Ashton Shares to be registered under the Securities Act upon request by Rittereiser or his assignee.

     2.4 Promissory Note. Simultaneously with the Agreement, Dover or its assignee shall deliver to Rosensaft the Promissory Note in consideration for the $60,000 loan made by Rosensaft to Dover on October 21, 1996.

     2.5 Release. Effective upon the payment in full of the Purchase Price to Rosensaft as provided for in the Stock Purchase Agreement and except for any breach of this Agreement or the Stock Purchase Agreement, and except as provided in Section 2.6 below, each of the parties hereto, on behalf of itself and each and every one of its present, former and future stockholders, officers, directors, employees, agents, parents, subsidiaries, affiliates, successors, assigns and predecessors, does hereby release and forever discharge each of the other parties hereto and each of their respective Affiliates, heirs, executors, administrators, successors, agents, attorneys and assigns, of and from any and all manner of claims, demands, damages, actions, causes of action or suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, trespasses, judgments and executions whatsoever, in law or equity, whether known or unknown, directly or indirectly which any of them or any of their heirs, executors, administrators, successors and assigns can, shall or may have, or ever had, or might have but for this release, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date of this Agreement.

     2.6 Reservation of Rights. The foregoing release contained in Section 2.5 above does not include Rosensaft's right to enforce the terms of (i) the Promissory Note against Dover or its assignee, or (ii) the January 16, 1997 agreement among and between Rosensaft, the Company, UTTC, Dover and Rittereiser.

     2.7 Waiver of Derivative Claim. At no time shall any party hereto bring a derivative claim which can be asserted on behalf of the Company or any of its Subsidiaries in relation to, by reason of, based upon, or arising out of or in connection with this Agreement or the claims which are settled and/or released by this Agreement.

                                   ARTICLE III
                               REGISTRATION RIGHTS

     3.1 Rosensaft Registration Rights. If UTTC proposes at any time following the date hereof to register any shares of the UTTC Common Stock in an initial public offering registered under the Securities Act through an underwriter or underwriters, UTTC shall promptly give written notice to Rosensaft of its intention to register the UTTC Common Stock. Such written notice shall include, without limitation, a list of the jurisdictions in which UTTC intends to attempt to qualify such securities under the applicable blue sky or other state securities laws. Upon receipt of UTTC's written notice, Rosensaft shall have thirty days to provide UTTC with a written request specifying the total number of UTTC Shares to be included in such registration under the Securities Act. UTTC shall include in such registration statement (and any related qualification


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under blue sky laws or other  compliance  required under the Securities Act) all
UTTC Shares requested by Rosensaft to be included therein; provided, however, that UTTC may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all the other shares of UTTC Common Stock originally proposed to be registered.

     3.2 Underwriting. Rosensaft shall have the right to include any or all of the UTTC Shares in any underwriting of UTTC Common Stock, provided, however, that such right shall be conditioned upon Rosensaft's requesting inclusion of such UTTC Shares in the underwriting and that the subsequent inclusion of such UTTC Shares in the underwriting shall be on the terms and conditions provided herein. In agreeing to distribute the UTTC Shares through such underwriting, Rosensaft shall (together with UTTC and the other holders distributing their UTTC Common Stock through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by UTTC. Notwithstanding any other provision of Section 3.1 or this Section 3.2, in the event that the managing underwriter determines that marketing factors require a limitation on the number of shares of UTTC Common Stock to be sold, then UTTC will be required to include in such offering only that number of shares of UTTC Common Stock which it is so advised should be included in such offering. The UTTC Common Stock proposed by UTTC to be sold shall have the first priority and all other shares of UTTC Common Stock, including the UTTC Shares and any other shares of UTTC Common Stock in which registration rights have been requested (the "Selling Shareholders' Shares"), shall be given a second priority without preference among the relevant holders. If less than all of the Selling Shareholders' Shares are to be included in the offering, such shares shall be included in the offering pro rata based on the total number of shares sought to be offered other than for issuance by UTTC. No person may participate in any offering hereunder unless such person (x) agrees to sell such person's UTTC Common Stock on the basis provided in any underwriting arrangements approved by UTTC and (y) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

     If market conditions force UTTC to limit the number of shares of UTTC Common Stock to be sold, UTTC shall so advise Rosensaft of the number of UTTC Shares that may be included in the offering and underwriting at the time of the filing of the registration statement. If Rosensaft disapproves of the terms of any such underwriting, he may elect to withdraw all or any portion of the UTTC Shares therefrom by written notice to UTTC and the underwriter.

     3.3 Expenses of Registration. All expenses incurred in connection with the registration statement contemplated by this Agreement, including without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses and fees and disbursements of counsel for UTTC and their respective independent certified public accountants, underwriters (excluding discounts and commissions) and other persons retained by UTTC shall be paid solely by UTTC and, to the extent that they agree, any other holders of shares of UTTC Common Stock (other than Rosensaft) whose shares are included in such registration statement.

     3.4 Registration Procedures. In the case of a registration statement filed under the Securities Act pursuant to this Agreement, UTTC will keep Rosensaft, if participating therein, advised in writing as to the initiation of such registration statement and as to the completion thereof. UTTC will:

     (1) Keep such registration statement pursuant to Section 3.1 effective for a period of 180 days or until Rosensaft has completed the distribution described in the registration statement relating thereto, whichever first occurs; and

     (2) Furnish such number of prospectuses and other documents incident thereto as Rosensaft from time to time may reasonably request.

     3.5 Indemnification. (a) Rosensaft will, if any of the UTTC Shares are included in a registration statement pursuant to Section 3.1, indemnify the Company, each of their directors and officers who sign such registration statement, each underwriter, each person who controls any underwriter of the UTTC Common Stock covered by such a registration statement and each person who controls UTTC within the meaning of the Securities Act, against all claims, losses, damages, and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and will reimburse UTTC, such directors, officers, persons, or underwriters for


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any  legal  or  any  other  expenses  reasonably  incurred  in  connection  with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus or other document in reliance upon and in
conformity  with   information   furnished  in  writing  to  UTTC  by  Rosensaft
specifically for use therein.

     (b) With respect to a registration statement filed pursuant to Section 3.1, UTTC will indemnify Rosensaft, each underwriter and each person who controls any underwriter of the UTTC Common Stock, against all claims, losses, damages, and liabilities (or actions in respect thereto) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or other document (including any related registration statement, notification or the like) incident to any such registration statement, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by UTTC of any rule or regulation promulgated under the Securities Act applicable to UTTC and relating to action or inaction required of UTTC in connection with any such registration statement and will reimburse Rosensaft and each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that UTTC will not be liable in any such case to the extent that any final damage award or fully adjudicated liability is based on any untrue statement or omission based upon information furnished to or omitted to be furnished to UTTC by Rosensaft specifically for use therein, and which was used therein with Rosensaft's written permission.

     (c) Each party entitled to indemnification under this Section 3.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that, counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3.6. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

     3.6 Information by Rosensaft. If any of the UTTC Shares are included in any registration statement pursuant to Section 3.1, Rosensaft shall furnish to UTTC such information regarding Rosensaft as UTTC may request in writing and as shall be reasonably required in connection with any such registration statement. Prior to using any such information, UTTC shall obtain Rosensaft's prior written permission to use such information in any registration statement, which approval Rosensaft shall reasonably provide.

                                   ARTICLE IV
                                     CLOSING

     4.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on April 10, 1997 at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, N.Y. 10038.

                                    ARTICLE V
                               GENERAL PROVISIONS

     5.1 Representations and Warranties. Each party represents and warrants to the other party that (i) the execution, delivery and performance of this Agreement has been duly authorized and all actions necessary for the due execution, delivery and performance of this Agreement have been taken, (ii) this Agreement constitutes the legal, valid and binding obligation of the parties enforceable against each party in accordance with its terms, (iii) it has been represented by legal counsel of its choosing, and (iv) this Agreement has been executed and delivered as its own free act and deed and not as the result of duress by any other party hereto. The representations, warranties and covenants of the parties set forth in this Section 5.1 shall survive the Closing.


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     5.2 Further Assurances. Each party agrees from time to time, at the request of any other party, to execute such documents or ratify such agreements as may be reasonably necessary to effect the agreements contained herein.

     5.3 Modification. This Agreement shall not be modified or amended except by an agreement in writing executed by all parties hereto.

     5.4 Applicable Law. This Agreement shall be governed under the law of the State of New York without regard to the principles of conflicts of law thereof.

     5.5 Assignment. None of the parties hereto may assign any of their respective rights or delegate any of their respective obligations under this Agreement to any party without the prior written consent of each of the other parties hereto; provided, however, that upon written notice to the parties hereto (i) this Agreement may be assigned by operation of law or pursuant to the laws of descent and distribution and (ii) the rights and obligations of Dover and Rittereiser under the Stock Purchase Agreement may be assigned as provided in Section 9.1 thereof. Notwithstanding the foregoing, this Agreement and the rights and obligations set forth herein shall be binding on all parties and on their successors and permitted assigns.

     5.6 Entire Agreement. This Agreement and the Stock Purchase Agreement contain the entire and final agreement between the parties with respect to the subject matter hereof, and no oral statements, assumptions or representations or prior written matter not contained or referred to in this instrument shall have any force or effect.

     5.7   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.

     5.8 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     5.9 Headings. The headings used in this Agreement are for convenience only and shall not be deemed part of the agreements of the parties set forth herein.

     5.10 Waiver. No consent or waiver, express or implied, by any party to or of any breach or default by another party in performance by the breaching party of its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any breach or default by the breaching party in the performance by such breaching party of any other obligations of such breaching party under this Agreement. Failure on the part of any party to object to or complain of any act or failure to act of any of the other parties or to declare any of the other parties in default shall not constitute a waiver of any right or remedy or the ability to object or complain or to declare any default at any time in the future.

     5.11 Submission to Jurisdiction. Any judicial proceeding brought with respect to this Agreement must be brought in any United States District Court (or if such court lacks jurisdiction, any state court) sitting in New York, New York and by execution and delivery of this Agreement, each signatory hereto (i) hereby submits to and accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

     5.12 No Admissions. Nothing contained in this Agreement shall be considered an admission by either party of any wrongdoing under any Federal, state or local statute, public policy, tort law, contract law, common law or otherwise.

     5.13 No Third Party Claims. Each party represents and warrants that no other person or entity has, or to the best knowledge of such party claims, any interest in any potential claims, demands, causes of action, obligations, damages or suits released pursuant to this Agreement; that it or he is the owner of all other claims, demands, causes of action, obligations, damages or suits so released; that it or he has full and complete authority to execute this Agreement; and that it or he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand, cause of action, obligation or liability subject to this Agreement.

     5.14 Confidentiality. Except as required by law pursuant to a valid subpoena, or with the written consent of the parties hereto, no party to this


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Agreement  or any  Person  acting  for or on their  behalf,  shall  directly  or indirectly make any written or oral statement publicly or privately to any Person if such statement relates to or concerns (i) this Agreement, (ii) any matter related to this Agreement, (iii) the management, conduct or affairs of the Company, its Subsidiaries or Rosensaft, (iv) the relationship by and among the parties, or (v) unless expressly directed by the Company's Board of Directors, the relationship of the Company or its Subsidiaries with any third party. Notwithstanding the foregoing, a party to this Agreement may discuss any of the foregoing privately with (a) a member of such party's immediate family or
(b) attorneys and other professional advisors (each an "Authorized Person") if, and only if, the Authorized Person agrees to be bound by the terms of this
Section 5.14. If an Authorized Person breaches the terms of this Section 5.15, the party to this Agreement who discussed the prohibited matters with the Authorized Person shall be liable for the Authorized Person's breach of this
Section 5.14.

     5.15 Notice. All notices or requests hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally or by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Rosensaft shall be addressed to:

     David N. Rosensaft
     215 East 68th Street, Suite 12-O
     New York, New York 10021

     with a copy to:

     Thomas Campbell, Esq.
     Smith Campbell & Paduano
     150 East 58th Street
     New York, New York  10155
     Tel:  (212) 754-4242
     Fax:  (212) 754-4399

or at such other address and to the attention of such other person as Rosensaft may designate by written notice to the other parties hereto. Notices to the Company or UTTC shall be addressed to:

     Universal Trading Technologies Corporation
     1900 Market Street, Suite 701
     Philadelphia, PA  19103-0012
     Attn:  Robert A. Eprile
     Tel:  (215) 988-3400
     Fax:  (215) 636-3560

     with a copy to:

     Cadwalader, Wickersham & Taft
     100 Maiden Lane
     New York, New York  10038
     Attn:  Harvey Spear
     Tel:  (212) 504-6000
     Fax:  (212) 504-6666

or at such other address and to the attention of such other person as the Company or UTTC may designate by written notice to the other parties hereto. Notices to Rittereiser or Dover shall be addressed to:

     The Dover Group, Inc.
     17 Route 37 East
     Toms River, NJ  08753
     Attn:  Fredric W. Rittereiser
     Tel:  (908) 505-9300
     Fax:  (908) 505-8540

or at such other address and to the attention of such other person as Rittereiser or Dover may designate by written notice to the other parties hereto.

     5.16 Time is of the Essence. Time is of the essence of this Agreement and every provision hereof.

     5.17 Expenses. Whether the Closing does or does not occur, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs


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and expenses.

     5.18 Tolling. The statute of limitations shall be tolled as of December 9, 1996 through and including the date the release provided in Section 2.5 becomes effective or, in the event the Agreement is determined to be null and void pursuant to Section 5.19 hereof, thirty (30) days following receipt by Rosensaft of notice claiming that the Agreement is null and void thereunder, on all claims that Rosensaft has or may have against the Company, UTTC, Dover and Rittereiser, individually or collectively.

     5.19 Standstill. Notwithstanding any other provision hereof, this Settlement Agreement and the Stock Purchase Agreement shall be null and void if at any time between the date hereof and the Closing Date (i) Rosensaft commences any litigation against any of the other parties hereto relating to any claim he may have against any party to this Agreement, or (ii) Rosensaft talks or otherwise communicates with or provides information to any publication or its employees, relating to Rosensaft's relationship (past, present or future) to the Company, UTTC, or their officers or directors.

     5.20 "Confidential Treatment"

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


THE ASHTON TECHNOLOGY GROUP, INC.        THE DOVER GROUP, INC.


By: /s/      Fredric W. Rittereiser      By: /s/     Fredric W. Rittereiser
    Name:    Fredric W. Rittereiser          Name:   Fredric W. Rittereiser
    Title:   President                       Title:  Chairman


UNIVERSAL TRADING TECHNOLOGIES           FREDRIC W. RITTEREISER
    CORPORATION


By: /s/      Fredric W. Rittereiser      By: /s/     Fredric W. Rittereiser
    Name:    Fredric W. Rittereiser          Name:   Fredric W. Rittereiser
    Title:   Chairman                        Title:


                                         DAVID N. ROSENSAFT



                                         By:  /s/    David N. Rosensaft
                                              Name:  David N. Rosensaft
                                              Title:


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